Exhibit (10i)

EMPLOYMENT AGREEMENT BETWEEN FAR EAST ENERGY CORPORATION AND MICHAEL R. McELWRATH

Far East Energy Corporation, a Nevada corporation (“Company”), and Michael R. McElwrath (“Executive”) hereby agree as follows:

1. The term of this Agreement shall commence and this Agreement shall be effective as of October 13, 2003, and shall terminate on October 13, 2008. Employment of Executive, pursuant to the terms of this Agreement, will continue thereafter only so long as both Company and Executive want it to do so. This Agreement may be terminated by the Executive or Company upon thirty (30) days written notice, subject to payment to Executive of the severance, separation or contractual default payments of Clause 6 below. It is understood that upon execution of this Agreement, Executive will tender two weeks notice to his current employer, and that he will commence full-time duties for Company no later than two weeks from such notice, and that during said two weeks Executive will endeavor to provide such services to Company as may be possible subject to the requirements of his current employer.

2. Executive shall be employed by Company as its Chief Executive Officer (CEO) and shall have such duties, responsibilities and authority as shall be consistent with that position. Executive shall report directly and solely to the Company’s Board of Directors. Company agrees to nominate Executive for Board Membership at each annual meeting of the stockholders during his employment hereunder. If Executive is not nominated and elected as a Board Member at any annual meeting, or is removed as CEO or as a Board Member by the action of the Board or the shareholders (unless for “Cause” as defined hereinbelow), then such non-nomination, non-election, or removal from the Board or from the position of CEO, shall operate as termination of Executive’s employment and shall trigger the obligation and payment of the lump-sum separation or termination payment described in Clause 6 below.

3. As a material inducement to Executive to accept the position of CEO of Far East Energy Corporation, Company shall pay to Executive a signing bonus in the amount of $56,250.00 immediately upon the effective date of this Agreement. It is expressly declared and stipulated by the Company and Executive that this payment is not related to any indebtedness which the Company owes to Executive (nor is there any such indebtedness at the date of execution hereof), it is expressly declared and stipulated by the Company and Executive that this is not a payment to be earned over time by Executive, is not conditioned upon length of service or services rendered, and is given solely for the purpose of inducing Executive to accept employment as CEO of Far East Energy. Without the payment of this signing bonus, Executive would not accept Employment.

4. Executive shall receive an annual base salary of not less than $225,000, payable in equal semi-monthly installments. Additionally, Executive shall be eligible to receive, at six-month intervals during the life of this Agreement (said intervals measured from the effective date of this Agreement) performance bonuses in the amount of not less than $20,000, with the appropriate performance criteria to be established by the Compensation Committee of Company (or the Board, if no Compensation Committee exists) in discussions with Executive. The initial performance criteria for the first six months of

Executive’s employment shall be established within 120 days after the effective date of this Agreement and shall be delivered to the Executive in writing signed by the necessary representative(s) of the Company. Thereafter, said criteria shall be established and delivered in writing to Executive no later than the first day of the appropriate six-month period. At least annually, and no later than October 1st of each year, the Compensation Committee (or Board, if there is no Compensation Committee in place) shall review the salary, bonus and other compensation of Executive based upon performance, competitiveness and appropriateness in the industry and make such increases, supplemental bonus payments, or other incentive awards as it sees fit. In no event, however, will Executive’s base salary ever be less than an annual rate of $225,000, or shall performance bonuses which Executive may earn be less than $20,000 per six months. No increase in salary or compensation will operate as a cancellation of this Agreement, but merely as an amendment to this Clause 4. In addition to the base salary and other compensation discussed in this Clause 4. Executive shall be entitled to receive any benefits and fringes (whether subsidized in part, or paid for in full by Company) including, but not limited to, medical, dental, life and disability insurance, and 401K Savings and Retirement Plan which Company now or in the future pays or subsidizes for any of its professional/technical or management employees, or employees in the same class as Executive.

5. On the effective date of this Agreement, Executive, in consideration for other services rendered, and as a material inducement to Executive to accept employment, shall receive options (the “Supplemental Options”) to acquire one million two hundred thousand (1,200,000) shares of Far East Energy Corporation Common Stock at the exercise price of $0.65 per share (the “Supplemental Option Exercise Price”), said Supplemental Options to be awarded pursuant to the Stock Option Agreement attached hereto as Exhibit A. With respect to one-half of the shares to be exercised pursuant to each notice of exercise, in lieu of paying the Supplemental Option Exercise Price in cash, the Executive or his assigns, heirs, executors or administrators or personal or legal representatives may exercise the Supplemental Options via cashless exercise by converting the Supplemental Option into shares (the “Cashless Exercise Right”) as set forth more fully in the Stock Option Agreement.

     The Supplemental Options shall vest according to the following schedule, and shall be exercisable, in whole or in part until, October 13, 2013:

(i)	240,000 of the Supplemental Option shares shall vest on the effective date of this Employment Agreement;

(ii)	240,000 of the Supplemental Option shares shal1 vest one year from the effective date of this employment agreement;

(iii)	240,000 of the Supplemental Option shares shall vest two years from the effective date of this employment agreement;

(iv)	240,000 of the Supplemental Option shares shall vest three years the effective date of this employment agreement; and

(v)	240,000 of the Supplemental Option shares shall vest four years from the effective date of this employment agreement.

Options that have not previously vested shall vest immediately and fully upon the death or disability of Executive, or in the event Company is purchased or a Change of Control of Company occurs. In the event of death or disability of Executive prior to April 1, 2005, Executive’s estate, heirs, executors, administrators, or personal or legal representatives as the case may be, may not offer or sell any securities covered hereby until April 1, 2005. “Change of Control” shall be deemed to have occurred if (l) any “person” or “‘group” is or becomes the “beneficial owner” directly or indirectly, of securities of Company representing 50% or more of the combined voting power of Company’s then outstanding securities, or (2) the stockholders of Company approve a merger or consolidation of company with any other corporation or entity other than a merger or consolidation winch would result in the voting securities of Company continuing to represent more than 50% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation.

6. As a material inducement to Executive to secure his services as Chief Executive Officer, Company agrees that in the event that Executive is terminated by Company for any reason (other than for “‘Cause” as defined herein below), including by reference any termination effected by the occurrences set forth in Clause 2 above, or is terminated after a Change in Control; or in the event that Company becomes insolvent or seeks rebel or protection through bankruptcy proceedings, makes a liquidation or distribution of its assets, or simply ceases operations, all of which (insolvency, bankruptcy, distribution of assets, and cessation of operations) shall be considered to constitute constructive termination of Executive, Company shall immediately pay to Executive a single lump-sum severance or separation payment of One Hundred Thousand Dollars ($100,000). “Cause” shall mean gross misappropriation or theft of company funds, conviction of a felony, or complete and total abandonment of duties for thirty consecutive days (other than for reason of disability). Additionally, if Company shall fail to pay any regular semi-monthly base salary installment to Executive and should such failure to pay continue for more than 10 days, Executive may, at his option declare this agreement to be in default and shall thereupon be entitled to an immediate lump-sum payment equal to One Hundred Thousand Dollars ($100,000). Executive shall retain all of his rights in, and ownership of, all stock options vested as of the date of termination, or that would vest within thirty, (30) days following the date of termination or separation, or contractual default.

Any termination by the Company or by Executive shall be communicated in writing to the other party at least thirty (30) days before the date on which the termination is proposed to take effect. With respect to any termination by the Company for “Cause”, the notice shall set forth in detail the facts and circumstances alleged to provide a basis for such termination.

Any controversy or claim arising with regard to tile severance or separation payment required under this Agreement shall be settled by Expedited Arbitration in accordance with the provisions of the Texas Arbitration Act with Texas law being applied. The controversy or claim shall be submitted to an arbitrator appointed by the Presiding Judge of the Harris County, Texas Judicial District Court and shall occur within thirty days of the date of severance, separation, or termination and within ten days of the court’s appointment of an arbitrator. The decision of the arbitrator shall be final and binding upon the parties hereto and shall be delivered in writing signed by the arbitrator to each of the parties hereto. Should the arbitrator rule in favor of Executive, then any award or sums due and owing to Executive hereunder shall be increased by an amount equal to one month of Executive’s last effective base salary for each month or part thereof that has passed beyond the date of Executive’s termination or separation. Should Company fail to comply with the decision of the arbitrator, or should Company unsuccessfully appeal (any appeal shall be through the courts of the State of Texas) the decision of the arbitrator, then any award or sums due and owing to Executive hereunder shall be increased by an amount equal to one month of Executive’s last effective base salary for each month or part thereof that passes beyond the date of the arbitrator’s initial decision or determination. Should the arbitrator in the initial arbitration proceeding, or any court in any appeal thereof determine that Company acted in bad faith, or frivolously, in claiming “Cause” as its reason for termination, or in failing to immediately tender to Executive the severance or separation payment set forth in this Clause 6, Executive shall be entitled to receive and Company shall be ordered to pay to Executive as a penalty an additional One Hundred Thousand Dollars ($100,000.00) in addition to the One Hundred Thousand Dollars ($100,000) initially required, as well as any additional sums due or awarded hereunder. The prevailing party in the arbitration proceeding or in any appeal shall be entitled to recover attorney’s fees, court costs and all associated costs from the non-prevailing party.

7. If the Company shall at any time be merged or consolidated into or with any other corporation or entity, the provisions of this agreement shall survive any such transaction and shall be binding on and inure to the benefit and responsibility of the corporation resulting from such merger or consolidation of the corporation to which such assets will be transferred (and this provision shall apply in the event of any subsequent merger, consolidation, or transfer), and the Company, upon the occasion of any of the above-described transactions, shall include in the appropriate agreements the obligation that the payments herein agreed to be paid to or for the benefit of Michael R. McElwrath, his beneficiaries or estate, shall be paid, and that the provisions of this Clause 7 be performed.

8. Executive, will nominate at least two outside Directors to the Board as soon as is possible, intending to accomplish this within ninety (90) to one-hundred-and-eighty (180) days. It is intended that these Directors be prominent individuals within the energy industry.

9. Any controversy or claim arising under this Agreement shall be settled by Arbitration in accordance with the provisions of the Texas Arbitration Act with Texas law being applied. To the full extent controllable by stipulation of the parties hereto, this Agreement and the accompanying Stock Option Agreement shall be interpreted under Texas law. The controversy or claim shall be submitted to an arbitrator appointed by the Presiding Judge of the Harris County, Texas Judicial District Court. The decision of the arbitrator shall be final and binding upon the parties hereto and shall be delivered in writing signed by the arbitrator to each of the parties hereto. The prevailing party in the arbitration proceeding or in any appeal shall be entitled to recover attorney’s fees, court costs and all associated costs from the non-prevailing party, if the dispute is related to the severance or separation payment in Clause 6 above, the expedited arbitration provisions of Clause 6 shall apply and the provisions of said Clause 6 shall control.

10 Any notice, request, or other communication required or permitted pursuant to this Agreement shall be in writing and shall be deemed duly given when received by the party to whom it shall be given or three days after being mailed by certified, registered, or express mail, postage prepaid, addressed as follows:

If to Company:
Far East Energy Corporation
400 North Sam Houston Parkway East
Suite 205
Houston, Texas 77060

With copies to:
Woltjen Law Firm
4144 North Central Expressway, Suite 410 Dallas, Texas 75204
Attention: Kevin Woltjen

If to Executive:
Michael R. McElwrath
7 Stargazer Place
The Woodlands, Texas 77381

11. This Agreement may be executed in counterparts, each of which, when taken together, shall constitute one original Agreement.

     IN WITNESS WHEREOF, Company has caused its duly authorized officer and directors to execute and attest to this Agreement, and to apply the corporate seal hereto, and Participant has placed his or her signature hereon, effective as of the first date above.

FAR EAST ENERGY CORPORATION
BY: Name: Title:	/s/ Joe Cooper Joe Cooper President
By: Name: Title:	/s/ Jawaharlal Gondi Jawaharlal Gondi Director
By: Name: Title:	/s/ Tun Aye Sai Tun Aye Sai Director
EXECUTIVE:
By: Name:	/s/ Michael R. McElwrath Michael R. McElwrath